Exhibit 10.17
SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION
     Effective March 3, 2009, non-employee directors receive the following standard compensation for their service on the Board of Directors and committees of the Board of Directors:
     Cash Compensation

Position	Amount
Non-employee (“NE”) Director Annual Retainer	$12,000
NE Director Board Meeting Attendance Fee (Telephonic)	$1,000	($500)
NE Director Committee Meeting Attendance Fee (Telephonic)	$1,000	($500)
NE Director Audit Committee Meeting Attendance (Live or telephonic)	$1,000
Chair of Audit Committee Annual Retainer	$3,500
Chair of Compensation Committee Annual Retainer	$3,500
Chair of Nomination Committee Annual Retainer	$2,000
     Equity Awards
     Each non-employee director receives an annual stock option grant of 20,000 shares of common stock, with an exercise price equal to the fair market value of the common stock on the date of grant and a term of ten years, or an equivalent grant of shares of restricted stock. Effective March 3, 2009, the Board adopted a new vesting schedule for option awards and restricted stock grants, with the grants to vest in full one year from the date of grant. Stock options awarded prior to March 3, 2009 vested over a period of 42 months, with 14.29% vesting on each 6-month anniversary of the grant date.
     Expense reimbursement
     Non-employee directors are reimbursed for travel, meals and accommodation expenses incurred for attending any Board meetings.